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                                                                EXHIBIT 5

                       JAECKLE FLEISCHMANN & MUGEL, LLP
                               ATTORNEYS AT LAW

   FLEET BANK BUILDING TWELVE FOUNTAIN PLAZA, BUFFALO, NEW YORK 14202-2292
                    TEL (716) 856-0600 FAX (716) 856-0432


                                April 23, 1997



EastGroup Properties II, Inc.
300 One Jackson Place
188 East Capitol Street
Jackson, Mississippi  39201

Ladies and Gentlemen:

        Re:     REGISTRATION STATEMENT ON FORM S-4 UNDER THE SECURITIES ACT
                OF 1933, AS AMENDED, COVERING THE REGISTRATION OF 12,673,503 SHARES OF COMMON STOCK, $0.0001 PAR VALUE PER SHARE (THE "COMMON STOCK") OF EASTGROUP PROPERTIES II, INC. ("EASTGROUP")


        As your counsel we have examined the above Registration Statement and we are familiar with the documents referred to therein, as well as EastGroup's Articles of Incorporation and Bylaws, such records of proceedings of EastGroup as we deemed material, and such other proceedings of EastGroup as we deemed necessary for the purpose of this opinion.

        We have examined the proceedings heretofore taken and we are informed as to the procedures proposed to be followed by EastGroup in connection with the authorization and issuance of the above described Common Stock. In our opinion the Common Stock to be issued by EastGroup will be, when issued pursuant to the Registration Statement and the Appendices and Exhibits thereto, duly authorized for issuance by all necessary corporate action and, upon the issuance thereof in accordance with their terms, the Common Stock will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion letter as an exhibit to the Registration Statement.


                                        Very truly yours,


                                        JAECKLE FLEISCHMANN & MUGEL, LLP



                   Buffalo, New York - Rochester, New York